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                                                                     Exhibit 8.1


                     [Thompson Hine & Flory LLP Letterhead]






March 22, 1999



Student Loan Funding Riverfront LLC
One West Fourth Street, Suite 210
Cincinnati, Ohio  45202

     Re: Student Loan Funding 1999-A Trust Registration Statement on Form S-3
         (No. 333-64283)

Ladies and Gentlemen:


We have acted as special tax counsel for Student Loan Funding 1999-A Trust, a Delaware common law trust (the "Issuer"), and Student Loan Funding Riverfront LLC, a Delaware limited liability company (the "Depositor"), in connection with the above-referenced Registration Statement (together with the exhibits and any amendments thereto, the "Registration Statement"), filed by the Issuer with the Securities and Exchange Commission in connection with the registration by the Issuer of certain Asset Backed Notes (the "Notes") to be sold from time to time in one or more series in amounts to be determined at the time of sale as set forth in one or more Supplements (each, a "Prospectus Supplement") to the Prospectus (the "Prospectus") included in the Registration Statement.

We are familiar with the proceedings to date in connection with the proposed issuance and sale of the Notes and in order to express our opinion hereinafter stated, (a) we have examined copies of the forms of (i) the Eligible Lender Trust Agreement, (ii) the Trust Agreement, (iii) the Indenture, (iv) the Notes (collectively the "Operative Documents") and (v) the Servicing Agreements and
(b) we have examined such other records and documents and such matters of law, and we have satisfied ourselves as to such matters of fact, as we have considered relevant for purposes of this opinion.

The opinions set forth in this letter concerning federal income tax matters are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the "IRS") including those contained in published Revenue Rulings and Revenue Procedures, and existing judicial decisions. This opinion is subject to the explanations and qualifications set forth under the caption "Federal Income Tax Consequences" in the Prospectus which constitutes a part of the Registration Statement.


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Student Loan Funding Riverfront LLC
March 22, 1999

Based on the foregoing and assuming that the Operative Documents are executed and delivered in substantially the form we have examined, we hereby confirm our opinion with respect to the federal income tax characterization of the Notes and the federal income tax treatment of the issuance of such Notes set forth under the caption "Federal Income Tax Consequences" in the Prospectus. In our opinion, for federal income tax purposes, the Notes will be characterized as debt. However, if the IRS were to assert successfully that the Notes should not be characterized as debt for federal income tax purposes, in our opinion the Issuer would not be taxable as a corporation even though the Issuer might be treated as a publicly traded partnership. Also, in our opinion, for federal income tax purposes, the Issuer will not be treated as an entity separate from the Depositor and thus will not be classified as a separate entity that is an association (or a publicly traded partnership) taxable as a corporation. However, if the IRS were to assert successfully that the Issuer should be treated as an entity separate from the Depositor for federal income tax purposes, it is our opinion that the Issuer would not be subject to federal income tax as a publicly traded partnership taxable as a corporation. Our opinion that neither the Depositor nor the Issuer would be taxable as a corporation is based upon the representation by the Depositor that for 1999 and any subsequent taxable year 90% or more of the gross income of the Depositor, and the Issuer if treated as a separate entity, for such taxable year will consist of interest income attributable to loans acquired by either the Depositor or the Issuer and not attributable to loans originated by either the Issuer or the Depositor or by an affiliate of either the Issuer or the Depositor. We do not intend nor do we undertake any obligation to verify whether or not the representation described in the immediately preceding sentence is met for any taxable year. Moreover, we are of the opinion that the statements set forth in the Prospectus Supplement under the heading "Summary of Terms -- Federal Income Tax Consequences" and in the Prospectus under the heading "Federal Income Tax Consequences" are a fair and accurate summary of the material tax consequences of the issuance and holding of the Notes. There can be no assurance, however, that the legal conclusions presented therein will not be successfully challenged by the relevant administrative authorities, or significantly altered by new legislation, changes in administrative positions, or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

We note that the Prospectus does not relate to a specific transaction. Accordingly, the above-referenced description of federal income tax consequences may, under certain circumstances, require modification in the context of an actual transaction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus Supplement under the caption "Legal Matters" and in the Prospectus under the caption "Federal Income Tax Consequences."

No opinion has been sought and none has been given concerning the tax treatment of the issuance and sale of the Notes under the laws of any state.



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Student Loan Funding Riverfront LLC
March 22, 1999



Very truly yours,


/s/ Thompson Hine & Flory LLP